EX-99



Effective November 13, 2003, Scott Ritchie has resigned from the Company's board of directors. Mr. Ritchie was elected to the board of directors on October 23, 2003.

Effective December 1, 2003, Paul Jachim resigned as the Company's Chief Operating Officer and Chief Financial Officer. Mr. Jachim has also resigned from the Company's Board of Directors. Mr. Jachim will remain an advisor to the Company for a period of nine months. He will make himself reasonably available to the Company as we continue to grow the business. The Company sincerely thanks Mr. Jachim for his two years of service with BestNet and wishes him good fortune on his new endeavors.

The Company's board of directors now consists of: Richard Bourke (Chairman); Marco Messina (Secretary); Stan Schloz (Director); and Robert A. Blanchard (President and CEO).

On October 9, 2003, the Company signed Minutes of Settlement, which settle all matters of its disputes with Softalk, Inc. On December 3, 2003, the final execution of these Minutes of Settlement was completed. This settlement ends the arbitration and mediation between BestNet and Softalk. BestNet also retains commercial exclusivity over current BestNet products in accordance with the terms of the License Agreement with Softalk, Inc.